KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Green Century Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information for Green Century MSCI International Index Fund, one of the funds comprising the Green Century Funds.

Boston, Massachusetts

September 22, 2016

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.